Listed Securities

For Commodity Exposure

The Canadian Cup 2008

Bob Tull

Managing Director

MacroMarkets

Not for U.S. Distribution                                                                                         Institutional Investors Only

Filed pursuant to Rule 433

Registration No. 333-150283

Dated June 6, 2008

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MacroShares 973-889-1973

            The information presented herein will be deemed to be superseded by any amendments or subsequent versions of this presentation.  The information presented herein is confidential and proprietary to MacroMarkets, LLC (“MM”) and is protected by, among other laws, a patent under the United
States patent laws, and, accordingly, this material is not to be reproduced in whole or in part or used for any purpose except as authorized by MM and is to be treated as strictly confidential and not disclosed directly or indirectly to any party other than the recipient.

            The data underlying the information contained herein has been obtained from sources that MM believes are reliable, but MM does not guarantee the accuracy of the underlying data or computations based thereon.  The information in this presentation is illustrative, presented only for informational purposes, and is not intended to predict actual results, which may differ substantially from those reflected herein.  Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed.  You should understand the assumptions and evaluate whether they are appropriate for your purposes.  Performance results are often based on mathematical models that use inputs to calculate results.
As with all models, results may vary significantly depending upon the value of the inputs given.  Models used in any analysis may be proprietary making the results difficult for any third party to reproduce.  Contact MacroMarkets for explanations of any modeling techniques and the inputs employed in this presentation.  The securities referenced herein are more fully described in offering memorandum or prospectus prepared by the issuers of the MacroShares when such securities are being structured and offered, which you are strongly urged to request and review before making the purchase of any securities therein offered.

            These materials contain statements that are not purely historical in nature but are “forward-looking statements.”  These include or may include, among other things, projections, forecasts, estimates of income, yield or return, the value of an index, future performance targets, sample or pro forma portfolio structures or compositions, scenario analysis, specific investment strategies and proposed or pro forma levels of diversification or sector investment.  These forward-looking statements are based upon certain assumptions.  Actual events are difficult to predict, are beyond MM’s control and may differ from those assumed.  All forward-looking statements included herein are based on information available on the date hereof, and MM assumes no duty to update any forward-looking statements.  Some important factors which could cause actual results to differ materially from those in any forward-looking statements include, among others, the actual index upon which the MacroShares is based, the types of collateral purchased by any issuer of the MacroShares and the other terms of the MacroShares.  Other such risk factors will be described in an offering memorandum or prospectus for such MacroShares  Accordingly, there can be no assurance that estimated returns or projections discussed herein can be realized, that the factual assumptions upon which forward-looking statements are based will materialize or that actual returns or results will not be materially lower than those presented.

            This document is not a solicitation of any transaction in any securities referred to herein which may be made only by an offering memorandum or prospectus when required by law, in which event you may obtain such offering memorandum or prospectus from the issuer or issuer’s counsel.  Any opinions expressed herein are subject to change without notice. You must determine the appropriateness for you of the transactions discussed herein and address any legal, tax or accounting considerations applicable to you. MM makes no representation or warranty, expressed or implied, regarding any prospective MacroShares investor’s particular legal, tax or accounting treatment of the matters described herein, and MM is not responsible for providing legal, regulatory or accounting advice to any prospective investor. If you are subject to ERISA, this presentation is being furnished on the condition that it will not form a primary basis for any investment decision.

Disclaimer

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MacroShares 973-889-1973

ETF assets are growing faster than mutual fund industry

Asset categories have expanded beyond the first broad-based, passive equity index benchmarks, and includes:

Current ETF Market Overview

- Active portfolio strategies

- Leveraged

- Bonds

- REITs

- Medical Industry-focused

- International

- Currencies

- Investment Strategies as indexes

- Enhanced Dividends

- Micro Caps

- Sector Rotations

- Individual Commodities

- Commodity Indexes

- Fundamental Indexes

- Sectors

- Value and Growth Cuts

- Cap Style boxes

All ETFs initially extracted liquidity from the underlying assets and several now have super liquidity (SPY & QQQ)

Assets as of close of business May 30th in the US market stood at $613 billion USD.

The variety of ETFs offerings has expanded just as rapidly as the asset base and investors are finding more ways to use ETFs to gain exposure to various asset categories. Some might say the equity space has gotten over-crowded as the nature of the index has gone beyond the cap M world and now the new indexes are more like strategies.

The leveraged ETFs have also rapidly gained the interest of investors as investors seek positive and inverse exposure to the markets.

Fixed income, currency, and commodity ETFs are the new additions to the ETF marketplace along with the new active ETFs.

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MacroShares 973-889-1973

If the underlying benchmark does not have liquidity,
the ETF will not have liquidity

ETFs targeted at narrow product sectors can drive
the underlying prices of the index components as
they gather assets

ETFs can not express investor expectations like
ordinary equities because any variance between the
asset basket and the ETF price is arbitraged away

What ETFs Lack

However, ETFs do have some limitations in their structure and another structure was needed by investors to bring additional asset classes to the listed markets.

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Efficient Portfolio Frontier With and Without Oil

16%
15%
14%
13%
12%
11%
10%
9%
8%
Expected Annual Return
5%
7%
9%
11%
13%
15%
17%
19%
Standard Deviation of Annual Return
With Oil
W/O Oil
28% Oil, 115% Stocks, -44% Bonds
21% Oil, 79% Stocks
100% Stocks
10% Oil
40% stocks, 45% bonds, 5% cash
15% Oil, 53% Stocks, 32% Bonds
Tangency: Rf=5%: 12% Oil, 36% Stocks, 52% Bonds
50% Stocks, 50% Bonds
9% Oil, 27% Stocks, 64% Bonds
25% Stcks, 75% Bonds
100% Bonds
40% Stocks,
50% Bods,
10% Cash

MacroShares 973-889-1973

Why Add Commodities to Your Portfolio?

A quick review of this slides illustrates why investors should consider adding commodity exposure to their portfolios.

Unfortunately commodity exposure has a high maintenance requirement when investors gain exposure through the traditional use of futures. Investors are required to execute additional documentation, provide original and variation margin and the on-going tasks of rolling their futures from the expiring month to the next active month. The costs are also unpredictable as the markets can be in contango or backwardation.

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MacroShares 973-889-1973

Focus on Commodities

Investors can increase returns on their traditional portfolios by adding the non-correlated returns of commodities to their portfolio

The problem is that commodity ownership is usually achieved through the purchase of either the cash product, futures, forwards or OTC structured notes, all of which require on-going “maintenance”

Ownership of cash commodity products incur storage, insurance and the time value of money costs

Futures require significant maintenance on the part of investors:

Deposit or segregation of original margin and daily variation margin

Rolling of positions on  an ongoing basis in various contango and backwardation commodity cycles

Investors in forward contracts take on:

Credit risk

Balance sheet usage

Maintenance of “good faith” margins on counterparties

ETFs, ETNs, ETCs, and MacroShares are listed equity alternatives to cash, futures, forwards and commodity pools

Investor have a preference for holding cash securities for long-term exposure and today investors can achieve this through multiple equity exchange listed securities. Each structure has various attributes that investors seem to prefer over futures. The list has expanded beyond the simple grantor trusts of GLD and now cover ETFs, ETN’s, ETCs and MacroShares

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MacroShares 973-889-1973

What Are Commodity Based ETFs

Commodity performance ETFs, those not holding equities in
commodity companies, are not 40 Act mutual funds and provide exposure to multiple commodity markets including metals,
currencies and commodity indexes (in excess of USD $35 billion)

The structures can deliver positive performance only, although inverse products are in registration

Commodity ETFs are:

Grantor trusts holding physical metals (GLD, SLV, etc.)

Commodity pool which issue equity shares (DBO, DBC, USO, etc.)

Key Points

The composition of the pools vary and assets may be sold or purchased to support creations and redemptions

Investors receive various tax treatment opinions based upon the product structure

Investors have roll costs on the underlying futures and storage/insurance costs on the physical

The first ETFs were created and redeemed using deposits of physical metals. GLD and SL are the best known. But investors want exposure to more complex commodity baskets, the nature of the investment vehicle had to change and hence the market moved from physical deposits into cash creation whereby the issuers moved to more complex structures such as commodity pools which issued equity shares.

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MacroShares 973-889-1973

What Are Exchange-Traded Notes (“ETNs”)

ETNs are debt instruments issued by banks or brokers that deliver indexed commodity performance for specific maturities with no tracking error except for fees and future/forward roll costs

Roll costs can be significant during contango cycles and beneficial during backwardation cycles, and the impact to investors is
equivalent to owning the futures directly

Investors are not guaranteed to receive any income flows and investors may have annual tax liabilities with no associated income flows to pay the liabilities

ETNs may not have daily redemption and creation processes

Investors take on:

Issuer’s credit risk

Issuers balance sheet

Questionable tax treatments under US tax regulation

Next issuers wanted additional products who’s performance was more predictable and could offer investors long-term exposure to more complex product indexes. ETN’s offered investors more predicable return structures.

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MacroShares 973-889-1973

Exchanged-Traded Commodities (“ETCs”)

ETCs are structured notes that receive their performance
through third parties who contract with the issuer

ETCs, in general, support daily creation and redemption

Investors pay all roll costs, third party fees and issuer fees

Investors receive no compensation for:

Third party or issuer credit risks

Issuer and third party balance sheet usage

Currently only listed in the European market

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MacroShares 973-889-1973

What are MacroShares?

Trust securities issued in pairs that are designed to deliver positive and inverse performance on the benchmark assets for defined time periods

MacroShares never hold the underlying benchmark cash
assets or their derivatives to achieve the benchmark
performance

MacroShares are collateralized by T-bills and overnight
government repurchase agreements

Independent Trustee provides collateral control, trust
accounting and investor oversight

Up & Down Trust shares can be created and redeemed in pairs
daily by Authorized Participants

MACROshares have some of the attributes of ETFs, but are not ETFs.

The key attribute of the structure is its ability to be adapted for a broader array of asset classes including: equities, debt, commodities, economic indicators, real estate and hedge funds.

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At inception MacroShares Up and MacroShares Down Trusts are equally priced and equally collateralized.

$20
Treasury assets pledged between trusts
Reference Oil Price is $60
$20
MacroShares Up
MacroShares Down

Example 1: Oil Price Rises

MacroShares Up increases in value and MacroShares Down decreases in value proportionally. (excluding accrued income and expenses)

Oil Price Rises $30

$30
MacroShares Up is entitled to $10 in pledged assets
$10
MacroShares Up
MacroShares Down

Example 2: Oil Price Falls

MacroShares Down increases in value and MacroShares Up decreases in value proportionally. (excluding accrued income and expenses)

Oil Price Falls $30

$10
MacroShares Down is entitled to $10 in pledged assets
$30
MacroShares Up
MacroShares Down

MacroShares 973-889-1973

The MacroShares Structure

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MacroShares 973-889-1973

Uses of MacroShares

Securitization of hard to own or new asset classes

Investors can enhance portfolio performance by adding new non-correlated assets

Investors can employ Down MacroShares to reduce current oil exposure using a long purchase transaction

The benchmark performance of MacroShares are limited to specific benchmark values and maturities

MacroShares contain a knockout option to eliminate and force convergence to the benchmark at the extremes of their performance range

MacroShares can be continuously offered to build duration curves when investor demand justifies new prices strikes and/or maturities on new asset classes

Macroshares are issued and redeemed in pairs and does not need to hold the underlying asset in order to deliver the performance. The structure also has beneficial

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MacroShares 973-889-1973

MacroShares Commodities

What commodity categories are covered by MacroShares:

$60 Oil: Prices between $0 to $120 for 20 years

UCR and DCR trusts hit early $111 termination trigger for three consecutive days on April 16, 2008 and will pay investors cash on July 3, 2008 against closing underlying value of June 25, 2008

What asset classes are permissible in the U.S. market for
MacroShares:

All commodities

All economic indicators

All commercial and residential real estate

What MacroShares are in registration:

Medical Care component of CPI-U (tickers: UPM and DMN)

$100 Oil for oil prices between $0 and $200 for 5 years

          (tickers: UOY and DOY)

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Oil ETPs: Since MacroShares Inception
100%
95%
90%
85%
80%
75%
UCR
USO
OIL
CL1
11/30/06 - 5/12/08

Oil ETPs: Performance During Contango Market
20%
15%
10%
5%
0%
-5%
-10%
UCR
USO
OIL
CL1
11/30/06 - 4/30/07

MacroShares 973-889-1973

Since UCR’s inception,
during which time there have
been two distinct oil market
cycles, UCR is the best
performing ETP relative to
the NYMEX benchmark

During periods of contango,
UCR will outperform the
benchmark.  Roll costs are
eliminated because no future
positions are held in this
structure.

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Oil ETPs: Performance During Backwardated Market
120%
100%
80%
60%
40%
20%
0%
UCR
USO
OIL
CL1
5/10/07 - 5/12/08

Short Oil ETPs: Performance During Backwardated Market
-10%
-30%
-50%
-70%
-90%
-110%
DCR
Short USO
Short OIL
Short CL1
5/10/07 - 5/12/08

MacroShares 973-889-1973

During periods of
backwardation, UCR will
under perform the market, as
investors are pricing-in
expected declines in future oil
levels.

During backwardation, DCR
under performed shorting
competitive products
because the same expected
oil price declines are
reflected in market prices.

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Oil ETPs: Total Return 11/30/06 - 5/12/08
120%
100%
80%
60%
40%
20%
0%
-20%
UCR
USO
DBO
OIL
CL1 (NYMEX Front-Month Future)
Nov-06
Dec-06
Jan-07
Feb-07
Mar-07
Apr-07
May-07
Jun-07
Jul-07
Aug-07
Sep-07
Oct-07
Nov-07
Dec-07
Jan-08
Feb-08
Mar-08
Apr-08

MacroShares 973-889-1973

Performance of Exchange Traded Products

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MacroShares 973-889-1973

Each structure provides long-term exposure to commodities

Institutional investors can use them to eliminate counterpart risks associated with unlisted forwards and OTC derivatives

Retail investors can obtain long-term commodity exposure
that may include income distributions

These listed securities may be added to mutual funds to
manage exposure to oil and commodity companies or used
to increase or decrease commodity index exposure to
specific commodity components

Publicly listed ETPs provide transparent pricing and can be
used to drive proprietary risk models

Investor Benefits

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Efficient Frontier/Asset Allocation Chart with Different Asset Classes & Cash w/ 5% Risk-Free Rate

S&P 500+Lehman Aggregate Only
S&P 500+Lehman Aggregate+MSCI Gross EAFE
S&P 500+Lehman Aggregate+MSCI Gross EAFE+WTI
S&P 500+Lehman Aggregate+MSCI Gross EAFE+WTI+S&P Case-Shiller Composite 10
32% SP500, 35% Lehman, 20% SPCSI, 5% WTI, 8% EAFE
27% SP500, 15% Lehman, 40% SPCSI, 10% WTI, 8% EAFE
32% SP500, 40% Lehman, 10% SPCSI, 10% WTI, 8% EAFE
Expected Return
12%
11%
10%
9%
8%
7%
6%
5%
2%
3%
4%
5%
6%
7%
8%
9%
10%
Standard Deviation

MacroShares 973-889-1973

What might a Future Portfolio Look Like